MidWestOne Financial Group, Inc.SM
(319) 356-5800
Fax: (319) 356-5849
102 South Clinton Street
Iowa City, IA 52240

January 24, 2023

Mr. Charles N. Funk
c/o MidWest*One* Financial Group, Inc.
102 South Clinton Street
Iowa City, Iowa 52240

Dear Charlie:

In connection with the transition planning process undertaken by the Board of Directors (the "Board") of MidWest*One* Financial Group, Inc. (the "Company"), and in recognition of your long and continued valued service to the Company and MidWest*One* Bank (the "Bank"), the Company wishes to enter into this letter agreement with you (this "Letter Agreement") which shall serve to revise the terms of your Employment Agreement, dated October 18, 2017 (the "Employment Agreement"), as further described below.

(1) *Transition*. Effective as of November 1, 2022 (the "Effective Date"), you resigned from the positions of Chief Executive Officer of the Company and the Bank. Beginning with the Effective Date and continuing until April 27, 2023 (the "Resignation Date"), you will serve as the Company's "Special Advisor to CEO" in accordance with the terms of this Letter Agreement.

(2) *Employment Period*. For purposes of Section 1 of the Employment Agreement, the "Employment Period" shall end on the Resignation Date, unless sooner terminated as provided in the Employment Agreement. For the avoidance of doubt, your Employment Period may not be extended automatically as described in Section 1 of the Employment Agreement.

(3) *Duties*. You shall continue as an employee of the Company during the remainder of the Employment Period, serving as the Company's Special Advisor to CEO. In this role, your duties and responsibilities shall be as reasonably agreed between you and the Company's Chief Executive Officer (the "CEO"), and you shall report to the CEO. For the avoidance of doubt, during the Employment Period you shall continue to serve as member of the Board and the Bank's Board of Directors.

(4) *Compensation and Benefits*.

a. *Annual Base Salary*. For purposes of Section 2(a) of the Employment Agreement, from and after the Effective Date, your "Annual Base Salary" is $150,000.

b. *Annual Incentive Bonuses*. With respect to your Incentive Bonus opportunity for the calendar year ending December 31, 2022, the Compensation Committee of the Board shall continue to apply the Incentive Bonus provisions of Section 3(b) of the Employment Agreement based on your Annual Base Salary in effect immediately prior to the Effective Date. With respect to your Incentive Bonus for that portion of calendar year 2023 during which you remain employed with the Company, the Compensation Committee of the Board shall determine the amount, if any, of Incentive Bonus.

c. *Other Benefits.* During 2023, there shall be no further accruals under Section 3(d) of the Employment Agreement.

(5) *Acknowledgements*. Nothwithstanding the terms of Section 11 of the Employment Agreement, you acknowledge and agree that this Letter Agreement modifies your Employment Agreement and shall be made a part thereof. You further acknowledge and agree that this Letter Agreement, and the terms and conditions described herein, shall not give rise to or constitute an event of Good Reason (as defined in the Employment Agreement) and shall not result in any duplication of benefits.

This Letter Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Each party hereto agrees that this Letter Agreement and any other documents to be delivered in connection herewith may be electronically signed and that such electronic signatures are the same as handwritten signatures for the purposes of validity and enforceability.

Except as set forth herein, the terms and conditions of your Employment Agreement shall remain unchanged.

Thank you for your continued commitment to the Company and the Bank.

Very truly yours,

MidWest*One* Financial Group, Inc.

Tracy McCormick
Chair, Compensation Committee

ACCEPTANCE OF LETTER AGREEMENT

Charles N. Funk